THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Level Advantage® B-Share variable and index-linked annuity
Lincoln Level Advantage® Access variable and index-linked annuity
Lincoln Level Advantage® Design B-Share variable and index-linked annuity

Supplement dated October 4, 2024 to the prospectus dated May 1, 2024

This Supplement to your Lincoln Level Advantage® variable and index-linked annuity Prospectus discusses new investment options which will be available under your Contract.  All other provisions in your Prospectus not discussed in this Supplement remain unchanged.

The following Indexed Accounts will be available for all new and existing contracts beginning November 18, 2024, subject to state availability:

6-Year Performance Cap Indexed Accounts with Protection Level
•	S&P 500® Cap, 15% Protection
•	S&P 500® Cap, 25% Protection

Please retain this Supplement with your Prospectus for future reference.